UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

SSI INVESTMENTS II LIMITED

(Exact name of registrant as specified in its charter)

Republic of Ireland	333-169857	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 Northeastern Boulevard

Nashua, New Hampshire 03062

(Address of principal executive offices) (Zip Code)

(603) 324-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On October 14, 2011, SkillSoft Corporation and SkillSoft Ireland Limited (the “Buyers”), indirect subsidiaries of SSI Investments II Limited (“SSI II”), entered into a purchase agreement (the “Purchase Agreement”), dated as of October 14, 2011, among the Buyers, NIIT Ventures, Inc. (“NIIT Ventures”) and NIIT (USA), Inc., subsidiaries of NIIT Limited, to acquire the Element K business from NIIT Ventures. Under the terms of the Purchase Agreement, the Element K business was acquired for $110 million in cash, subject to adjustments (the “Purchase Price”). The transactions contemplated by the Purchase Agreement (the “Transactions”) were consummated on October 14, 2011 simultaneously in connection with the signing of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants. Subject to certain limitations, each party has also agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters.

A copy of the press release issued on October 14, 2011 announcing the execution of the Purchase Agreement and the closing of the Transactions is attached as Exhibit 99.1 hereto.

Second Supplemental Indenture

On October 14, 2011, SSI II and SSI Co-Issuer LLC, as Co-Issuers, Element K Corporation, as Guaranteeing Subsidiary, and Wilmington trust FSB, as Trustee, entered into the Second Supplement Indenture which supplements the Indenture, dated as of May 26, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Co-Issuers, the guarantors named therein and the Trustee, governing the Co-Issuers’ 11.125% Senior Notes due 2018 (the “Notes”). Pursuant to the Second Supplemental Indenture, Element K Corporation has agreed to provide an unconditional guarantee subject to the conditions set forth in the Guarantee and the Indenture of the Co-Issuer’s obligations under the Notes.

Amendment to Senior Credit Facility

On October 14, 2011, SSI Investments I Limited (“Holdings”) and SkillSoft Corporation (“Borrower”) entered into an amendment, (the “Incremental Amendment”), to that certain amended and restated credit agreement, dated as of May 26, 2010, among Holdings, Borrower (as successor in interests and obligations to SkillSoft Limited, as successor in interests and obligations to SSI Investments II Limited), Morgan Stanley Senior Funding, Inc., the lenders party thereto, and the other agents named therein (as amended by the Incremental Amendment, the “Credit Agreement”).

Pursuant to the Incremental Amendment, Morgan Stanley Senior Funding, Inc. and Barclays Capital agreed to provide an additional $90,000,000 in new term loans (the “Tranche C Term Loans”) conditioned upon, among other things, the consummation of the Transactions pursuant to the Purchase Agreement substantially concurrently with the borrowing of such Tranche C Term Loans. The Incremental Amendment restricts the use of proceeds from such Tranche C Term Loans solely (i) to finance the Transactions, (ii) to repay existing indebtedness of the Element K business and (iii) to pay fees and expenses in connection with the Transactions. The Tranche C Term Loans will have the same terms as the outstanding term loans, including with respect to interest rate (including applicable margins), amortization, maturity date and optional and mandatory prepayments; provided, however, that in certain circumstances, prior to January 12, 2012, in consultation with Borrower, the applicable margins for the Tranche C Term Loans may be adjusted pursuant to a pricing notice delivered by Morgan Stanley Senior Funding, Inc. and Barclays Capital in accordance with the terms of the Credit Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press Release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSI Investments II Limited

Date: October 17, 2011	By:	/s/ Charles E. Moran
	Name:	Charles E. Moran
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated October 14, 2011